Exhibit 10.5

BCD SEMICONDUCTOR MANUFACTURING LIMITED

August     , 2005

Tung Yi Chan

Dear TY,

I am pleased to offer you employment as the Chief Executive Officer (the “CEO”) of BCD Semiconductor Manufacturing Limited (“BCD”). This offer letter sets forth the key terms of your employment with BCD.

Service as CEO

As CEO, you shall report to BCD’s Board of Directors (the “Board”), and your duties shall be commensurate with your position. Your principal place of employment shall be BCD’s corporate headquarters in Shanghai. While employed by BCD, you agree to devote all of your business time, attention, skills, and efforts to the business and affairs of BCD.

Service as Board Member

For so long as you continue to serve as CEO, you shall be a member of the Board, subject to any required Board and/or shareholder approval.

Compensation

As CEO, you initially shall be paid an annual salary of US$200,000, in accordance with BCD’s standard payroll practices, and you shall be eligible to participate in a performance bonus program to be developed by the Board’s Compensation Committee with your input beginning in 2006. Your salary and performance bonus, and all other payments to you from BCD (including, without limitation, equity compensation and the annual airline tickets described below), shall be subject to applicable tax withholding.

At the next Board meeting following the commencement of your employment, the Board shall grant you an option to purchase 4,000,000 Ordinary Shares (the “Shares”) of BCD (the “Option”). The Option shall vest in five increasing installments on each of the first five annual anniversaries of the commencement of your employment, subject to your continued service as CEO through each vesting date, as follows: 600,000 Shares on the first anniversary, 700,000 Shares on the second anniversary, 800,000 Shares on the third anniversary, 900,000 Shares on the fourth anniversary, and 1,000,000 Shares on the fifth anniversary. The Option (1) shall have an exercise price equal to fair market value on the date of grant, (2) shall provide for accelerated vesting with respect to (a) the number of Shares subject to the Option that would have vested had you continued to serve as CEO through the next vesting date, and (b) 25% of the remainder of the unvested Shares subject to the Option (after taking into account the acceleration of vesting set forth in subsection (a)), if any, if within the twelve-month period following a “Change of Control” BCD terminates your employment with BCD for other than “Cause,” death or disability or you resign without “Good Reason,” (3) shall have a maximum term of ten years, and (4) shall otherwise have the standard terms and conditions for employee stock options granted under BCD’s Amended and Restated 2002 Share Plan and the form of option agreement adopted by BCD for use under such plan.

Furthermore, you shall be eligible to participate in BCD’s standard employee benefits plans and programs, in accordance with the terms of those plans and programs, as they may exist from time to time.

For purposes of this offer letter, “Cause” means (i) a willful failure by you to substantially perform your duties under this offer letter, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by you that constitutes gross misconduct and is injurious to BCD, (iii) a material and willful violation by you of a federal or state law or regulation applicable to the business of BCD which is injurious to BCD, or (iv) your conviction or plea of guilty or no contest to a felony. BCD will not terminate your employment for Cause without first providing you with written notice specifically identifying the acts or omissions constituting the grounds for a Cause termination and, with respect to clause (i), a reasonable cure period of not less than ten (10) business days following such notice. No act or failure to act by you will be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in BCD’s best interest.

For purposes of this offer letter, “Change of Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of BCD representing 50% or more of the total voting power represented by BCD’s then outstanding voting securities, or (ii) the date of the consummation of a merger or consolidation of BCD with any other corporation that has been approved by the shareholders of BCD, other than a merger or consolidation which would result in the voting securities of BCD outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of BCD or such surviving entity outstanding immediately after such merger or consolidation, or (iii) the date of the consummation of the sale or disposition by BCD of all or substantially all of BCD’s assets.

For purposes of this offer letter “Good Reason” means (without your consent) (i) a significant reduction of your duties, position or responsibilities, or your removal from such position and responsibilities, unless you are provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of BCD being acquired and made part of a larger entity (as, for example, if you remain Chief Executive Officer of BCD following a Change of Control but you are not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason,” (ii) a reduction in the aggregate level of your compensation (base salary, target bonus and benefits), other than a reduction which is substantially the same for all officers of BCD, or (iii) a relocation of your principal place of employment by more than fifty (50) miles from its then current location. You will not resign for Good Reason without first providing BCD with written notice specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Severance

lf (i) BCD terminates your employment with BCD other than for Cause, death or disability, or (ii) you resign from your employment with BCD for Good Reason, then you will be entitled to receive continuing payments of severance pay at a rate equal to your base salary rate, as then in effect, for six (6) months from the date of such termination in accordance with BCD’s normal payroll policies. The receipt of any severance pursuant to this paragraph will be subject to you signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to BCD. No severance pursuant to will be paid or provided until the separation agreement and release agreement becomes effective.

Vacation

As CEO, you will receive ten (10) days of paid vacation time each year, subject to BCD’s standard limitation on the number of accrued paid vacation days.

Relocation, Housing Allowance and Other Reimbursements

BCD understands the difficulties associated with relocating from Taiwan to Shanghai. To ease your relocation, BCD will reimburse you up to US$8,000 for expenses incurred in connection with your move. Reimbursable expenses include economy-class airfare from Taiwan to Shanghai for you and your family and costs incurred in moving your household belongings. Reimbursement will be made to you upon presentation of receipts in accordance with BCD’s expense reimbursement practices.

During the time you are employed as BCD’s CEO, BCD will provide you with a housing allowance of US$1,233 per month, less applicable withholding taxes. In the event you cease to be BCD’s CEO, BCD will cease providing you with such housing allowance.

BCD will also reimburse you up to US$2,000 every twelve months for no more than four roundtrip, economy-class airline tickets from Shanghai to Taiwan. If BCD selects a corporate travel agent, you will be expected to make your reservations through the travel agent. Until that time, you will be reimbursed upon presentation of receipts in accordance with BCD’s expense reimbursement practices.

Confidential Information and Invention Assignment Agreement

As a condition of employment, you hereby agree to sign BCD’s standard form of Confidential Information and Invention Assignment Agreement, which shall contain standard non-compete, non-disparage and non-solicit provisions.

At-Will Employment

You hereby acknowledge that your employment with BCD is “at-will.” This means that either you or BCD may terminate your employment at any time, for any reason, with or without cause. Upon termination of your employment, you agree to resign from all positions you hold with BCD, including your position as a member of the Board, if the Board so requests.

Email-Communications

BCD uses email as its primary form of delivering information to employees. You hereby consent to the electronic delivery (email) of important BCD communications, including, but not limited to, information regarding your benefits, unless physical delivery is required by applicable law.

Arbitration

In the event of any dispute arising out of your employment with BCD, you and BCD hereby agree to binding arbitration in Santa Clara County, California before an arbitrator familiar with, and who, for the purposes of resolving any dispute, will apply, the rules of the American Arbitration Association as those rules relate to the resolution of employment disputes. You and BCD further agree that the prevailing party shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. You and BCD hereby agree to waive the right to have disputes resolved in a court of law by a judge or jury. Notwithstanding the foregoing, neither you nor BCD shall be prevented from seeking injunctive relief (or any other provisional remedy) from any court having suitable jurisdiction.

Assignment

This offer letter will be binding upon and inure to the benefit of (i) your heirs, executors and legal representatives upon your death, and (ii) any successor of BCD. Any such successor of BCD will be deemed substituted for BCD under the terms of this offer letter for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of BCD. None of your rights to receive any form of compensation payable pursuant to this offer letter may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

Governing Law; Reference Check

This offer letter shall be governed by the laws of the State of California applicable to contracts executed and to be wholly performed within California.

BCD reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

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If you have any questions, please do not hesitate to call                                                               at                                         . To indicate your acceptance of this offer and the terms of employment set forth in this offer letter, please sign below and return a copy to me by                     , 2005. This offer will expire if not accepted by                     , 2005, and this offer is contingent on you commencing employment on September 15, 2005.

The members of the Board and I are very excited about you joining BCD, and we are confident we will provide an outstanding opportunity for you to continue the development of your professional career. We look forward to your future successes on behalf of BCD.

Sincerely,

The Board of Directors of
BCD Semiconductor Manufacturing Limited

I agree to the terms of employment as set forth above. I understand that the terms above are the sole understanding between me and BCD regarding my employment with BCD.

/s/ Tung-Yi Chan	Date August 5, 2005
[Signature]